Exhibit 99.2
DOWNSTREAM ASSETS OF TARGA RESOURCES, INC.
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	1
Combined Balance Sheets as of December 31, 2008 and 2007	2
Combined Statements of Operations for the Years Ended December 31, 2008, 2007 and 2006	3
Combined Statement of Changes in Owners’ Equity for the Years Ended December 31, 2008, 2007 and 2006	4
Combined Statements of Cash Flows for the Years Ended December 31, 2008, 2007 and 2006	5
Notes to Combined Financial Statements	6

Report of Independent Registered Public Accounting Firm
To the Stockholder and Board of Directors of Targa Resources, Inc.:
In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in owners’ equity, and of cash flows present fairly, in all material respects, the combined financial position of the Downstream Assets of Targa Resources, Inc. at December 31, 2008 and 2007, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of Targa Resources, Inc.; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 10 to the financial statements, the Downstream Assets of Targa Resources, Inc. have engaged in significant transactions with other subsidiaries of their parent company, Targa Resources, Inc., a related party.
/s/ PricewaterhouseCoopers
Houston, Texas
July 24, 2009

DOWNSTREAM ASSETS OF TARGA RESOURCES, INC.
COMBINED BALANCE SHEETS

	December 31,
	2008	2007
	(In thousands)
ASSETS (Collateral for Parent Debt — Note 7)
Current assets:
Cash and cash equivalents	$13,540	$13,348
Trade receivables, net of allowances of $2,207 and $943	177,782	674,622
Inventory	71,196	145,967
Other current assets	493	414

Total current assets	263,011	834,351

Property, plant and equipment, at cost	543,652	502,203
Accumulated depreciation	(68,933)	(45,376)

Property, plant and equipment, net	474,719	456,827

Investment in unconsolidated affiliate	18,465	19,238
Other assets	13	13

Total assets (collateral for Parent debt — Note 7)	$756,208	$1,310,429

LIABILITIES AND OWNERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$130,096	$429,425
Affiliate payables	39,522	153,145
Accrued liabilities	17,921	12,861

Total current liabilities	187,539	595,431

Long-term debt payable to Parent	773,883	711,267
Deferred income taxes	1,378	970
Asset retirement obligations	2,684	2,595
Commitments and contingencies (Note 9)
Owners’ equity (deficit):
Parent deficit	(223,368)	(13,352)
Noncontrolling interest in subsidiaries	14,092	13,518

Total owners’ equity (deficit)	(209,276)	166

Total liabilities and owners’ equity	$756,208	$1,310,429

See notes to combined financial statements

DOWNSTREAM ASSETS OF TARGA RESOURCES, INC.
COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
		(In thousands)

Revenues from third parties	$6,134,899	$5,767,948	$4,626,300
Revenues from affiliates	37,780	—	6,296

Total operating revenues	6,172,679	5,767,948	4,632,596

Costs and expenses:
Product purchases from third parties	4,345,372	4,106,027	3,356,103
Product purchases from affiliates	1,547,004	1,374,947	1,069,076
Operating expenses from third parties	139,931	124,099	105,075
Operating expenses from affiliates	58,846	44,530	38,603
Depreciation and amortization expense	23,563	21,764	20,787
General and administrative expense	46,249	45,059	41,196
Casualty loss	4,784	—	—
Loss (gain) on sale of assets	(5,812)	—	34

	6,159,937	5,716,426	4,630,874

Income from operations	12,742	51,522	1,722
Other income (expense):
Interest expense allocated from Parent	—	—	(39,263)
Interest expense from affiliate	(59,255)	(58,526)	—
Other interest income, net	517	606	227
Equity in earnings of unconsolidated investments	3,877	3,511	2,754
Other	1,314	(1,131)	(155)

Loss before income taxes	(40,805)	(4,018)	(34,715)
Income tax expense:
Current	(582)	(574)	—
Deferred	(408)	(466)	(504)

	(990)	(1,040)	(504)

Net loss	(41,795)	(5,058)	(35,219)
Less: Net income (loss) attributable to noncontrolling interest	274	112	(630)

Net loss attributable to Parent	$(42,069)	$(5,170)	$(34,589)

See notes to combined financial statements

DOWNSTREAM ASSETS OF TARGA RESOURCES, INC.
COMBINED STATEMENT OF CHANGES IN OWNERS’ EQUITY (DEFICIT)

	Parent	Noncontrolling
	Investment (Deficit)	Interest	Total
		(In thousands)
Balance, December 31, 2005	$299,946	$14,036	$313,982
Net loss	(34,589)	(630)	(35,219)
Other comprehensive loss:
Interest rate hedges allocated from Parent
Change in fair value	571	—	571
Settlements	(220)	—	(220)
Currency translation adjustment	59	—	59

Comprehensive loss	(34,179)	(630)	(34,809)

Distribution to Parent	(131,137)	—	(131,137)

Balance, December 31, 2006	134,630	13,406	148,036
Net income (loss)	(5,170)	112	(5,058)
Other comprehensive loss:
Currency translation adjustment	1,925	—	1,925

Comprehensive income (loss)	(3,245)	112	(3,133)

Distribution to Parent	(144,737)	—	(144,737)

Balance, December 31, 2007	(13,352)	13,518	166
Net income (loss)	(42,069)	274	(41,795)
Other comprehensive loss:
Currency translation adjustment	(1,820)	—	(1,820)

Comprehensive income (loss)	(43,889)	274	(43,615)

Distribution to Parent	(166,127)	—	(166,127)
Contribution from noncontrolling interest	—	300	300

Balance, December 31, 2008	$(223,368)	$14,092	$(209,276)

See notes to combined financial statements

DOWNSTREAM ASSETS OF TARGA RESOURCES, INC.
COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Cash flows from operating activities
Net loss	$(41,795)	$(5,058)	$(35,219)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization in interest expense	—	—	2,849
Interest expense on affiliate indebtedness	59,255	58,526	—
Depreciation and amortization expense	23,563	21,764	20,787
Accretion of asset retirement obligations	81	71	66
Deferred income tax expense	408	466	504
Equity in earnings of unconsolidated investments	(3,877)	(3,511)	(2,754)
Distributions from unconsolidated investments	4,650	3,875	2,306
Loss (gain) on sale of assets	(5,812)	—	34
Changes in operating assets and liabilities:
Accounts receivable and other assets	496,760	(294,130)	(44,500)
Inventory	74,771	(27,964)	34,604
Accounts payable and other liabilities	(410,249)	243,733	106,405

Net cash provided by (used in) operating activities	197,755	(2,228)	85,082

Cash flows from investing activities
Additions of property, plant and equipment	(35,110)	(36,457)	(21,830)
Other	13	415	161

Net cash used in investing activities	(35,097)	(36,042)	(21,669)

Cash flows from financing activities
Contribution from (distribution to) Parent	(166,127)	26,029	(58,803)
Loan from Parent	3,361	13,024
Contribution from noncontrolling interest	300	—	—

Net cash provided by (used in) financing activities	(162,466)	39,053	(58,803)

Net increase in cash and cash equivalents	192	783	4,610
Cash and cash equivalents, beginning of year	13,348	12,565	7,955

Cash and cash equivalents, end of year	$13,540	$13,348	$12,565

See notes to combined financial statements

DOWNSTREAM ASSETS OF TARGA RESOURCES, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.
Note 1—Organization and Operations
     Organization. The combined financial statements of the Downstream Assets of Targa Resources, Inc. (“we”, “us”, “our” or “the Company”) include the accounts of substantially all of Targa Downstream LP, a Delaware limited partnership formed on November 28, 2005 and Targa LSNG LP, a Delaware limited partnership formed on March 1, 2006. Targa Downstream LP and Targa LSNG LP are owned 50% by their general partners, respectively Targa Downstream GP LLC, a Delaware limited liability company, and Targa LSNG GP LLC, a Delaware limited liability company, and 50% by their sole limited partner, Targa LP Inc., a Delaware corporation.
     Targa Downstream GP LLC, Targa LSNG GP LLC, and Targa LP Inc. are indirect wholly-owned subsidiaries of Targa Resources, Inc. (“Targa” or “Parent”). Targa manages our operations and employs our officers and personnel (see Note 10).
     The combined financial statements have been prepared in conjunction with Targa Resources Partners LP’s (the “Partnership”) potential purchase from Targa of substantially all of Targa’s natural gas liquids business. Certain assets owned by Targa Downstream LP have been excluded from the combined financial statements because they will be retained by Targa.
     The combined financial statements are presented on a carve-out combined basis to include the historical operations of Targa Downstream LP and Targa LSNG LP (except for the excluded assets). In this context, no direct owner relationship existed among Targa Downstream LP and Targa LSNG LP. Accordingly, Targa’s net investment in us (“Parent investment”) is shown in lieu of partners’ capital in the combined financial statements.
     Basis of Presentation. Targa acquired the assets of the Company on October 31, 2005 as part of its acquisition of substantially all of Dynegy Inc.’s midstream natural gas business. On December 1, 2005, in a series of transactions, Targa conveyed those assets to Targa Downstream LP. Targa’s conveyance of assets to Targa Downstream LP was accounted for as a transfer of assets between entities under common control.
     Throughout the periods covered by the combined financial statements, Targa has provided cash management services to the Company through a centralized treasury system. Transactions with affiliated entities that are not 100% owned by Targa are cash settled by the Company. The balances due to these non-100% owned affiliates are reflected in affiliate payables in the combined balance sheets. Also reflected in affiliate payables in the combined balance sheets are the amounts settled subsequent to month end between Targa and us for purchases and sales of natural gas and natural gas liquids (“commodity transactions”) in prior periods associated with the routine conduct of business with Targa subsidiaries. All other charges and cost allocations covered by the centralized treasury system (including operating expenses and general and administrative expenses) were deemed to have been paid to Targa in cash during the period in which the cost was recorded in the combined financial statements.
     Cash receipts advanced by Targa in excess/deficit of charges and cash allocations are reflected as contributions from/distributions to Parent in the combined statements of changes in owners’ equity. Consequently, we had a combined negative Parent investment balance of $223.4 million as of December 31, 2008. Despite the negative Parent investment balance, on a combined basis, the Company generated a positive operating margin of $81.5 million for the year ended December 31, 2008. See Note 11.
     The accompanying combined financial statements and related notes present our combined financial position as of December 31, 2008 and 2007, and the results of our combined operations, combined cash flows and combined changes in owners’ equity for the years ended December 31, 2008, 2007 and 2006. Our combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany balances and transactions have been eliminated.

     Noncontrolling interest in our combined balance sheets and statements of changes in owners’ equity represents the investment by a party other than Targa Downstream LP in Cedar Bayou Fractionators, LP. (“CBF”). Net income (loss) attributable to noncontrolling interest in our combined statements of operations represents that party’s share of the net income or loss of CBF.
     Operations. We provide midstream energy services consisting of fractionating, storing, terminalling, transporting, distributing and marketing of natural gas liquids (“NGL”). Our business activities consist of three segments: (a) Logistics Assets, (b) NGL Distribution and Marketing and (c) Wholesale Marketing (see Note 11 — Segment Information).
     Our Logistics Assets segment is involved with gathering and storing mixed NGLs and fractionating, storing, and transporting of finished NGLs. These assets, which are generally connected to and supplied, in part, by Targa’s natural gas processing plants, are predominantly located in Mont Belvieu, Texas and West Louisiana.
     Our NGL Distribution and Marketing segment markets Targa’s natural gas liquids production and also purchases natural gas liquids products in selected United States markets. We also have the right to purchase or market substantially all of Chevron Corporation’s (“Chevron”) natural gas liquids pursuant to a Master Natural Gas Liquids Purchase Agreement.
     Our Wholesale Marketing segment includes our refinery services business and wholesale propane marketing operations. In our refinery services business, we provide liquefied petroleum gas balancing services, purchasing natural gas liquids products from refinery customers and selling natural gas liquids products to various customers. Our wholesale propane marketing operations include the sale of propane and related logistics services to multi-state retailers, independent retailers and other end-users. Wholesale Marketing operates principally in the United States, and has a small marketing presence in Canada.
Note 2—Accounting Policies and Related Matters
     Asset Retirement Obligations (“AROs”) are legal obligations associated with the retirement of tangible long-lived assets that result from the asset’s acquisition, construction, development and/or normal operation. An ARO is initially measured at its estimated fair value. Upon initial recognition of an ARO, we record an increase to the carrying amount of the related long-lived asset and an offsetting ARO liability. The consolidated cost of the asset and the capitalized asset retirement obligation is depreciated using a systematic and rational allocation method over the period during which the long-lived asset is expected to provide benefits. After the initial period of ARO recognition, the ARO will change as a result of either the passage of time or revisions to the original estimates of either the amounts of estimated cash flows or their timing. Changes due to the passage of time increase the carrying amount of the liability because there are fewer periods remaining from the initial measurement date until the settlement date; therefore, the present values of the discounted future settlement amount increases. These changes are recorded as a period cost called accretion expense. Upon settlement, AROs will be extinguished by us at either the recorded amount or we will recognize a gain or loss on the difference between the recorded amount and the actual settlement cost.
     Cash and Cash Equivalents. Cash and cash equivalents include all cash on hand, demand deposits, and investments with original maturities of three months or less. We consider cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. As of December 31, 2008 and 2007, accounts payable included approximately $0.2 million and $0.7 million of outstanding checks that were reclassed from cash and cash equivalents.
     Comprehensive Income. Comprehensive income includes net income and other comprehensive income, which includes unrealized foreign exchange gains and losses and unrealized gains and losses on derivative instruments allocated from our Parent.
     Concentration of Credit Risk. Financial instruments which potentially subject us to concentrations of credit risk consist primarily of trade accounts receivable.

     Trade Accounts Receivable. We extend credit to customers and other parties in the normal course of business. We have established various procedures to manage our credit exposure, including initial credit approvals, credit limits and terms, letters of credit, and rights of offset. We also use prepayments and guarantees to limit credit risk to ensure that our established credit criteria are met.
     Estimated losses on accounts receivable are provided through an allowance for doubtful accounts. In evaluating the level of established reserves, we make judgments regarding each party’s ability to make required payments, economic events and other factors. As the financial condition of any party changes, circumstances develop or additional information becomes available, adjustments to an allowance for doubtful accounts may be required.
     The following table presents the activity of our allowance for doubtful accounts for the periods indicated:

	Year Ended December 31,
	2008	2007	2006
Balance at beginning of year	$943	$781	$775
Additions	1,264	242	746
Deductions	—	(80)	(740)

Balance at end of year	$2,207	$943	$781

     Significant Commercial Relationships
     The following table lists the percentage of our combined sales and purchases with Chevron (including the Chevron Phillips Chemical Company LLC joint venture (“CPC”)), and Louis Dreyfus Energy Services L.P., which accounted for more than 10% of our combined revenues and combined product purchases for the years indicated:

	Year Ended December 31,
	2008	2007	2006
% of revenues:
Chevron and CPC	25%	29%	30%
% of product purchases:
Chevron and CPC	9%	12%	20%
Louis Dreyfus Energy Services L.P. (1)	11%	—	—

(1)	Product purchases from Louis Dreyfus Energy Services L.P. for 2007 and 2006 did not exceed 10% of our combined product purchases for those years.
     Environmental Liabilities. Liabilities for loss contingencies, including environmental remediation costs arising from claims, assessments, litigation, fines, and penalties and other sources are charged to expense when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.
     Exchanges. Exchanges are movements of NGL products between parties to satisfy timing and logistical needs of the parties. Volumes received and delivered under exchange agreements are recorded as inventory. If the locations of receipt and delivery are in different markets, a price differential may be billed or owed. The price differential is recorded as either accounts receivable or accrued liabilities.
     Impairment Testing for Unconsolidated Investments. We evaluate equity method investments (which include excess cost amounts attributable to tangible or intangible assets) for impairment when events or changes in circumstances indicate that there is a loss in value of the investment which is an other than temporary decline. Examples of such events or changes in circumstances include continuing operating losses of the investee or long-term negative changes in the investee’s industry. In the event we determine that the decline in value of an investment is other than temporary, we record a charge to earnings to adjust the carrying value to fair value.

     Income Taxes. The entities combined herein are treated as pass-through entities for income tax purposes. Earnings or losses for federal income tax purposes are included in the tax returns of the partners. In May 2006, Texas adopted a margin tax applicable at the entity level, consisting generally of a 1% tax on the amount by which total revenues exceed cost of goods sold, as apportioned to Texas. Accordingly, we have estimated our liability for this tax.
     We have determined that there are no significant uncertain tax positions requiring recognition in our financial statements as of December 31, 2008. There are no unrecognized tax benefits that, if recognized, would affect the effective rate, and there are no unrecognized tax benefits that are reasonably expected to increase or decrease in the next twelve months. Presently, no income tax examinations are underway, and none have been announced. No potential interest or penalties were recognized as of December 31, 2008.
     Noncontrolling Interest. Noncontrolling interest represents third party ownership interests in the net assets of our consolidated subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third party investor’s interest in our combined balance amounts shown as noncontrolling interest. In the statements of operations, noncontrolling interest reflects the allocation of joint venture earnings to third party investors. Distributions to and contributions from noncontrolling interests represent cash payments and cash contributions from such third party investors.
     Property, Plant and Equipment. Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated service lives of our functional asset groups are as follows:

Asset Group	Range of Years
Fractionation, terminalling and natural gas liquids storage facilities	5 to 25
Transportation assets	10 to 25
Other property and equipment	3 to 25
     Expenditures for maintenance and repairs are expensed as incurred. Expenditures to refurbish assets that extend the useful lives or prevent environmental contamination are capitalized and depreciated over the remaining useful life of the asset
     Our determination of the useful lives of property, plant and equipment requires us to make various assumptions, including the supply of and demand for hydrocarbons in the markets served by our assets, normal wear and tear of the facilities, and the extent and frequency of maintenance programs. From time to time, we utilize consultants and other experts to assist us in assessing the remaining lives of the crude oil or natural gas production in the basins we serve.
     We may capitalize certain costs directly related to the construction of assets, including internal labor costs, interest and engineering costs. Upon disposition or retirement of property, plant and equipment, any gain or loss is charged to operations.
     We evaluate the recoverability of our property, plant and equipment when events or circumstances such as economic obsolescence, the business climate, legal and other factors indicate we may not recover the carrying amount of the assets. We continually monitor our businesses and the market and business environments to identify indicators that may suggest an asset may not be recoverable.
     We evaluate an asset for recoverability by comparing the carrying value of the asset with the asset’s expected future undiscounted cash flows. These cash flow estimates require us to make projections and assumptions for many years into the future for pricing, demand, competition, operating cost and other factors. If the carrying amount exceeds the expected future undiscounted cash flows we recognize an impairment loss to write down the carrying amount of the asset to its fair value as determined by quoted market prices in active markets or present value techniques if quotes are unavailable. The determination of the fair value using present value techniques requires us to make projections and assumptions regarding the probability of a range of outcomes and the rates of interest used in the present value calculations. Any changes we make to these projections and assumptions could result in significant revisions to our evaluation of recoverability of our property, plant and equipment and the recognition of an impairment loss in our combined statements of operations.
     Revenue Recognition. The primary types of sales and service activities reported as operating revenues include:
•	sales of NGLs; and

•	fractionation, storage, terminalling and transportation of NGLs, from which we generate fee-based revenue.
     We recognize revenues when all of the following criteria are met: (1) persuasive evidence of an exchange arrangement exists, if applicable, (2) delivery has occurred or services have been rendered, (3) the price is fixed or determinable and (4) collectability is reasonably assured.
     We generally report revenues gross in our combined statements of operations. Except for fee-based contracts, we act as the principal in the transactions where we receive and take title to the commodities and incur the risks and rewards of ownership.
     Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Estimates and judgments are based on information available at the time such estimates and judgments are made. Adjustments made with respect to the use of these estimates and judgments often relate to information not previously available. Uncertainties with respect to such estimates and judgments are inherent in the preparation of financial statements. Estimates and judgments are used in, among other things, (1) estimating unbilled revenues and operating and general and administrative costs, (2) developing fair value assumptions, including estimates of future cash flows and discount rates, (3) analyzing long-lived assets for possible impairment, (4) estimating the useful lives of assets and (5) determining amounts to accrue for contingencies, guarantees and indemnifications. Actual results could differ materially from estimated amounts.
Accounting Pronouncements Recently Adopted
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements and, accordingly, does not require any new fair value measurements. SFAS 157 was initially effective as of January 1, 2008, but in February 2008, FASB delayed the effective date for applying this standard to nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until periods beginning after November 15, 2008. We adopted SFAS 157 as of January 1, 2008 for assets and liabilities within its scope and the impact was not material to our financial statements.
     In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS 159 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. Our adoption of SFAS 159 on January 1, 2008 did not have a material impact on our combined financial statements.
     In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.” SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal periods, and interim periods within those fiscal years, beginning on or after December 15, 2008 with retroactive presentation of all years presented. These financial statements incorporate the provisions of SFAS 160.

Accounting Pronouncements Recently Issued
     In December 2007, the FASB issued SFAS 141R, “Business Combinations.” SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008. This new accounting standard will only impact how we account for business combinations on a prospective basis.
     On April 1, 2009 FASB issued FASB Staff Position (“FSP”) FAS 141R-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies.” FSP FAS 141R-1 amends and clarifies SFAS 141R to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This FSP is effective for assets and liabilities arising from contingencies in business combinations for which the acquisition date is on or after January 1, 2009. We do not expect any material financial statement implications relating to the adoption of this FSP.
     On May 28, 2009, FASB issued SFAS 165, “Subsequent Events.” SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, SFAS 165 provides (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. We do not expect any material financial statement implications relating to the adoption of this SFAS.
Note 3—Inventory
     Our inventories consist primarily of NGLs. Most NGL inventories turn over monthly, but some inventory, primarily propane, is held during the year to meet anticipated heating season requirements of our customers. Our NGL inventories are valued at the lower of cost or market using the average cost method.
     Due to fluctuating commodity prices for natural gas liquids, we occasionally recognize lower of cost or market adjustments when the carrying values of our inventories exceed their net realizable value. These non-cash adjustments are charged to product purchases within operating costs and expenses in the period they are recognized, with the related cash impact in the subsequent period. For 2008, 2007 and 2006 we recognized $6.0 million, $0.2 million and $13.1 million to reduce the carrying value of NGL inventory to its net realizable value.
     As of December 31, 2008 and 2007, inventory consisted primarily of NGL products of $71.2 million and $146.0 million.

Note 4—Property, Plant and Equipment
     Our property, plant and equipment and accumulated depreciation were as follows at the dates indicated:

	December 31,
	2008	2007
NGL gathering systems	$6,860	$5,376
Processing and fractionation facilities	136,690	129,916
Terminalling and natural gas liquids storage facilities	221,883	213,261
Transportation assets	107,161	99,073
Other property, plant, and equipment	6,291	4,157
Land	46,028	46,028
Construction in progress	18,739	4,392

	543,652	502,203
Accumulated depreciation	(68,933)	(45,376)

	$474,719	$456,827

Note 5—Investment in Unconsolidated Affiliate
     Our investment in unconsolidated affiliate consists of our 38.75% ownership interest in Gulf Coast Fractionators LP (“GCF”), a venture that fractionates natural gas liquids on the Gulf Coast. As of December 31, 2008 and 2007, our investment in GCF was $18.5 million and $19.2 million.
     Our equity in the net assets of GCF exceeded our acquisition date investment account by approximately $5.2 million. This amount is being amortized over the estimated remaining life of the net assets on a straight-line basis, and is included as a component of our equity in earnings of unconsolidated investments.
     The following table shows our equity earnings and cash activity with respect to our investment in GCF for the periods indicated:

	Year Ended December 31,
	2008	2007	2006
Equity in earnings	$3,877	$3,511	$2,754
Cash distributions	4,650	3,875	2,306
Note 6—Asset Retirement Obligations
     The changes in our aggregate asset retirement obligations are as follows:

	Year Ended December 31,
	2008	2007	2006
Beginning of period	$2,595	$2,524	$396
Allocated from Parent	—	—	2,062
Change in cash flow estimate	8	—	—
Accretion expense	81	71	66

End of period	$2,684	$2,595	$2,524

Note 7—Debt Obligations
     Our combined debt obligations consisted of the following as of the dates indicated:

	December 31,
	2008	2007
Targa Downstream LP:
Note payable to Parent, 10% fixed rate, due December 2011 (including accrued interest of $175,343 and $118,475)	$744,020	$687,152
Targa LSNG LP:
Note payable to Parent, 10% fixed rate, due December 2011 (including accrued interest of $4,281 and $1,894)	29,863	24,115

	$773,883	$711,267

     On January 1, 2007, Targa contributed to us affiliated indebtedness related to the assets of Targa Downstream LP and Targa LSNG LP of approximately $639.7 million (including accrued interest of $61.8 million). During the years ended December 31, 2008 and 2007, additional affiliated indebtedness of $3.4 million and $13.0 million was incurred by Targa LSNG LP to fund the construction of its Mont Belvieu, Texas isomerization unit. During 2008 and 2007, we recorded $59.3 million and $58.5 million in interest expense associated with this affiliated debt.
     The stated 10% interest rate in the formal debt arrangements is not indicative of prevailing external rates of interest including that incurred under Targa’s credit facility which is secured by substantially all of our assets. On a pro forma basis, at prevailing interest rates the affiliated interest expense for the years ended December 31, 2008 and 2007 would have been reduced by $15.9 million and $10.2 million. The pro forma interest expense adjustment has been calculated by applying the weighted average rates of 7.3% and 8.3% that Targa incurred under its credit facility to the affiliate debt balance for the periods indicated.
Note 8—Insurance Claims
     We recognize income from business interruption insurance in our combined statements of operations as a component of revenues from third parties in the period that a proof of loss is executed and submitted to the insurers for payment. For 2008, 2007 and 2006 income from business interruption insurance resulting from the effects of Hurricanes Katrina and Rita was $18.1 million, $4.6 million and $7.0 million. In addition, we received $0.6 million during 2008 as a result of fire damage claims at certain plants in our wholesale marketing segment.
     Hurricanes Gustav and Ike
     In September 2008, certain of our facilities in Louisiana and Texas sustained damage and had disruption to their operations from Hurricanes Gustav and Ike.
     We currently estimate the cost associated with our interest for repairs to the impacted facilities to be approximately $17.2 million. We believe that we have adequate insurance coverage (subject to customary deductibles, limits and sub-limits) to cover the respective facility repair costs and to offset the majority of the associated lost profits as a result of the hurricanes. The property damage deductibles under our insurance coverage will reduce our ultimate property damage insurance recoveries by approximately $3.3 million. We will have additional out of pocket costs associated with improvements (e.g., elevating critical equipment) that may not be covered by insurance.
     During 2008 we recorded a loss provision of $4.8 million for our estimated out-of-pocket cleanup and repair costs related to these two hurricanes, after estimated insurance proceeds. As of December 31, 2008, expenditures related to the hurricanes totaled $5.5 million.

Note 9—Commitments and Contingencies
     Certain property and equipment is leased under non-cancelable leases that require fixed monthly rental payments and expire at various dates through 2011. Surface and underground access for gathering, processing, and distribution assets that are located on property not owned by us is obtained through right of way agreements, which require annual rental payments and expire at various dates through 2013. Future non-cancelable commitments related to these obligations and our asset retirement obligations are presented below:

	Payments Due by Period
	Total	2009	2010	2011	2012	2013	Thereafter
Operating leases (1)	$53,942	$10,258	$8,874	$6,655	$6,196	$5,436	$16,523
Right of way	2,517	184	153	128	128	126	1,798
Asset retirement obligations	2,684	—	—	6	—	—	2,678

	$59,143	$10,442	$9,027	$6,789	$6,324	$5,562	$20,999

(1)	Operating lease obligations include minimum lease payment obligations associated with site leases, railcar leases, and office space leases.
     Total expenses related to operating leases and right of way payments were $9.2 million and $1.4 million for 2008; $11.0 million and $0.6 million for 2007; and $4.7 million and $0.7 million for 2006.
     Environmental
     We are a party to various environmental agency proceedings. We believe all such matters involve amounts which, if resolved unfavorably, would not have a material effect on our financial position, results of operations, or cash flows.
     Legal Proceedings
     We are a party to various legal proceedings and/or regulatory proceedings and certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against us. We believe all such matters are without merit or involve amounts which, if resolved unfavorably, would not have a material effect on our financial position, results of operations, or cash flows.
Note 10—Related-Party Transactions
Transactions with Targa
     Sales to and purchases from affiliates. We routinely conduct business with other subsidiaries of Targa. The related transactions result primarily from commodity transactions. The balances that are reflected in affiliate payables in the combined balance sheets are the amounts settled subsequent to month end between Targa and us for these commodity transactions in prior periods associated with the routine conduct of business with Targa subsidiaries. In addition, all of our expenditures are paid through our parent company resulting in intercompany transactions. Unlike sales transactions with third parties that settle in cash, settlement of these sales transactions occurs primarily through adjustments to Parent investment.
     Allocation of costs. The employees supporting our operations are employees of Targa. Our financial statements include costs allocated to us by Targa for centralized general and administrative services performed by them, as well as depreciation of assets utilized by Targa’s centralized general and administrative functions. Costs were allocated to us based on our proportionate share of Targa’s assets, revenues and employees. Costs allocated to us were based on identification of our resources which directly benefit us and our proportionate share of costs based on our estimated usage of shared resources and functions. All of the allocations are based on assumptions that management believes are reasonable; however, these allocations are not necessarily indicative of the costs and expenses that would have resulted if we had operated as a stand-alone entity. These allocations are not settled in cash. Settlement of these allocations occurs through adjustments to Parent investment.
     Allocations of long-term debt, debt issue costs, interest rate swaps and interest expense. Our financial statements include long-term debt, debt issue costs, interest rate swaps and interest expense allocated from Targa. The allocations were calculated in a manner based on the fair value of tangible assets. These allocations are not settled in cash. Settlement of these allocations occurs through an adjustment to Parent investment.
     The following table summarizes the sales to and purchases from affiliates of Targa, payments made or received by them on our behalf, and allocations of costs from them which are settled through an adjustment to Parent investment. Management believes these transactions were executed on fair and reasonable terms.

	Year Ended December 31,
	2008	2007	2006
Cash
Sales to affiliates	$(37,780)	$—	$(6,296)
Purchases from affiliates
Included in product purchases	1,547,004	1,374,947	1,069,076
Included in operating expenses	58,846	44,530	38,603
Payments made to our Parent	(1,658,240)	(1,496,142)	(1,265,111)
Parent allocation of interest expense	—	—	39,263
Parent allocation of general and administrative expense	37,666	38,625	39,470
Net change in affiliate payable	(113,623)	64,069	26,192

	$(166,127)	$26,029	$(58,803)

Loan from Parent	$3,361	$13,024	$—

Noncash
Parent allocation of assets, net	$—	$—	$(75,226)
Parent allocation of debt	—	478,677	2,741
Parent allocation of debt issue costs	—	(9,726)	151
Parent contribution of affiliate indebtedness	—	(639,717)	—

	$—	$(170,766)	$(72,334)

     Centralized cash management. Targa operates a cash management system whereby excess cash from most of its various subsidiaries, held in separate bank accounts, is swept to a centralized account. Cash distributions are deemed to have occurred through Parent investment and are reflected as adjustments to Parent investment. Deemed net distributions of cash to (from) Targa were $166.1 million, $(26.0) million and $58.8 million for 2008, 2007 and 2006.
Transactions with Merrill Lynch
     An affiliate of Merrill Lynch holds a non-voting equity interest in Targa’s parent. We have executed NGL sales and purchase transactions on the spot market with Merrill Lynch Commodities Inc. (“MLCI”), an affiliate of Merrill Lynch. For the years 2008, 2007 and 2006, sales to MLCI which were included in revenues totaled $4.4 million, $18.1 million and $12.4 million. For the same periods, purchases from MLCI were $0.8 million, $9.4 million and $11.2 million.

Transactions with GCF
     For the years 2008, 2007 and 2006, transactions with GCF which were included in revenues totaled $0.5 million, $4.5 million and $1.4 million. For the same periods, transactions included in costs and expenses were $3.5 million, $3.3 million and $3.3 million.
     Note 11—Segment Information
     We evaluate segment performance based on the financial measure of operating margin. We define operating margin as total operating revenues less product purchases and operating expense. Operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. Operating margin is reviewed monthly for consistency and trend analysis.
     Eliminations and Other consists of the elimination of intersegment revenues and expenses.
     Our reportable segment information is shown in the following tables:

	Year Ended December 31, 2008
		NGL Distrib-
	Logistics	ution and	Wholesale	Eliminations
	Assets	Marketing	Marketing	and Other	Total
Revenues from third parties	$106,016	$4,613,423	$1,415,460	$—	$6,134,899
Revenues from affiliates	131,995	571,296	44,587	(710,098)	37,780

Revenues	238,011	5,184,719	1,460,047	(710,098)	6,172,679

Product purchases from third parties	(101)	3,445,263	900,210	—	4,345,372
Product purchases from affiliates	101	1,719,177	546,680	(718,954)	1,547,004

Product purchases	—	5,164,440	1,446,890	(718,954)	5,892,376

Operating expenses from third parties	138,125	1,746	60	—	139,931
Operating expenses from affiliates	49,990	—	—	8,856	58,846

Operating expenses	188,115	1,746	60	8,856	198,777

Operating margin	$49,896	$18,533	$13,097	$—	$81,526

Other financial information:
Equity in earnings of unconsolidated investments	$3,877	$—	$—	$—	$3,877
Identifiable assets	498,189	142,349	115,670	—	756,208
Unconsolidated investments	18,465	—	—	—	18,465
Capital expenditures	41,460	—	—	—	41,460
Revenues by type:
NGL sales	$60	$5,172,168	$1,453,130	$(578,122)	$6,047,236
Services	235,398	2,961	408	(131,976)	106,791
Business interruption/other	2,553	9,590	6,509	—	18,652

	$238,011	$5,184,719	$1,460,047	$(710,098)	$6,172,679

	Year Ended December 31, 2007
		NGL Distrib-
	Logistics	ution and	Wholesale	Eliminations
	Assets	Marketing	Marketing	and Other	Total
Revenues from third parties	$83,129	$4,419,636	$1,265,183	$—	$5,767,948
Revenues from affiliates	111,968	476,178	30,822	(618,968)	—

Revenues	195,097	4,895,814	1,296,005	(618,968)	5,767,948

Product purchases from third parties	—	3,322,534	783,493	—	4,106,027
Product purchases from affiliates	—	1,516,288	489,707	(631,048)	1,374,947

Product purchases	—	4,838,822	1,273,200	(631,048)	5,480,974

Operating expenses from third parties	122,639	1,562	(102)	—	124,099
Operating expenses from affiliates	32,473	(23)	—	12,080	44,530

Operating expenses	155,112	1,539	(102)	12,080	168,629

Operating margin	$39,985	$55,453	$22,907	$—	$118,345

Other financial information:
Equity in earnings of unconsolidated investments	$3,511	$—	$—	$—	$3,511
Identifiable assets	482,190	588,505	239,734	—	1,310,429
Unconsolidated investments	19,238	—	—	—	19,238
Capital expenditures	35,179	—	—	—	35,179
Revenues by type:
NGL sales	$45	$4,889,339	$1,294,599	$(507,018)	$5,676,965
Services	195,081	2,643	580	(111,950)	86,354
Business interruption/other	(29)	3,832	826	—	4,629

	$195,097	$4,895,814	$1,296,005	$(618,968)	$5,767,948

	Year Ended December 31, 2006
		NGL Distrib-
	Logistics	ution and	Wholesale	Eliminations
	Assets	Marketing	Marketing	and Other	Total
Revenues from third parties	$63,429	$3,315,535	$1,247,336	$—	$4,626,300
Revenues from affiliates	114,700	423,234	63,106	(594,744)	6,296

Revenues	178,129	3,738,769	1,310,442	(594,744)	4,632,596

Product purchases from third parties	3	2,496,448	859,652	—	3,356,103
Product purchases from affiliates	(3)	1,229,673	440,646	(601,240)	1,069,076

Product purchases	—	3,726,121	1,300,298	(601,240)	4,425,179

Operating expenses from third parties	103,405	2,044	(374)	—	105,075
Operating expenses from affiliates	32,107	—	—	6,496	38,603

Operating expenses	135,512	2,044	(374)	6,496	143,678

Operating margin	$42,617	$10,604	$10,518	$—	$63,739

Other financial information:
Equity in earnings of unconsolidated investments	$2,754	$—	$—	$—	$2,754
Identifiable assets	479,819	346,805	158,018	—	984,642
Unconsolidated investments	19,602	—	—	—	19,602
Capital expenditures	23,167	—	—	—	23,167
Revenues by type:
NGL sales	$—	$3,730,172	$1,302,287	$(480,069)	$4,552,390
Services	177,744	3,092	7,059	(114,675)	73,220
Business interruption/other	385	5,505	1,096	—	6,986

	$178,129	$3,738,769	$1,310,442	$(594,744)	$4,632,596

     The following table is a reconciliation of operating margin to net loss:

	Year Ended December 31,
	2008	2007	2006
Reconciliation of operating margin to net loss:
Operating margin	$81,526	$118,345	$63,739
Depreciation and amortization expense	(23,563)	(21,764)	(20,787)
Income tax expense	(990)	(1,040)	(504)
Other, net	6,219	2,380	2,565
Interest expense, net	(58,738)	(57,920)	(39,036)
General and administrative expense	(46,249)	(45,059)	(41,196)

Net loss	$(41,795)	$(5,058)	$(35,219)

Note 12—Supplemental Cash Flow Information
     We engaged in the following noncash investing and financing activities:
     Year ended December 31, 2008:
•	Noncash addition to property, plant and equipment of $5.8 million resulting from a like-kind exchange transaction in which our basis in the exchanged property was zero.
     Year ended December 31, 2007:
•	Debt issue costs of $9.7 million allocated to our Parent.

•	Long-term debt of $478.7 million allocated to our Parent.

•	Affiliated indebtedness of $639.7 million contributed by our Parent.
     Year ended December 31, 2006:
•	Net asset allocation to our Parent of $75.2 million, resulting from purchase price adjustments and reallocations by Targa.

•	Debt issue costs of $0.2 million allocated from our Parent.

•	Long-term debt repayments of $2.7 million allocated from our Parent.
Note 13—Significant Risks and Uncertainties
     Nature of Operations in the Midstream Energy Industry
     We operate in the midstream energy industry. Our business activities include gathering, transporting, processing, fractionating and storing NGLs and crude oil. As such, our results of operations, cash flows and financial condition may be affected by (i) changes in the commodity prices of these hydrocarbon products and (ii) changes in the relative price levels among these hydrocarbon products. In general, the prices of natural gas, NGLs, crude oil and other hydrocarbon products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.
     Our profitability could be impacted by a decline in the volume of natural gas, NGLs and condensate transported, gathered or processed at our facilities. A material decrease in natural gas or crude oil production or crude oil refining, as a result of depressed commodity prices, a decrease in exploration and development activities or otherwise, could result in a decline in the volume of natural gas, NGLs and condensate handled by our facilities.
     A reduction in demand for NGL products by the petrochemical, refining or heating industries, whether because of (i) general economic conditions, (ii) reduced demand by consumers for the end products made with NGL products, (iii) increased competition from petroleum-based products due to the pricing differences, (iv) adverse weather conditions, (v) government regulations affecting commodity prices and production levels of hydrocarbons or the content of motor gasoline or (vi) other reasons, could also adversely affect our results of operations, cash flows and financial position.
     Credit Risk due to Industry Concentrations
     A substantial portion of our revenues are derived from companies in the domestic natural gas, NGL and petrochemical industries. This concentration could impact our overall exposure to credit risk since these customers may be impacted by similar economic or other conditions. To help reduce our credit risk, we evaluate our counterparties’ financial condition and, where appropriate, negotiate netting agreements. We generally do not require collateral for our accounts receivable; however, in certain circumstances we will call for prepayment, require automatic debit agreements or obtain collateral to minimize our potential exposure to defaults.
     Casualties and Other Risks
     Targa maintains coverage in various insurance programs, on our behalf, which provide us with property damage, business interruption and other coverages which are customary for the nature and scope of our operations. The financial impact of storm events such as Hurricanes Gustav and Ike, as well as the current economic environment, have affected many insurance carriers, and may affect their ability to meet their obligation or trigger limitations in certain insurance coverages. At present, there is no indication of any of Targa’s insurance carriers being unable or unwilling to meet their coverage obligations.
     Management believes that Targa has adequate insurance coverage, although insurance will not cover every type of interruption that might occur. As a result of insurance market conditions, premiums and deductibles for certain insurance policies have increased substantially, and in some instances, certain insurance may become unavailable, or available for only reduced amounts of coverage. As a result, Targa may not be able to renew existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all.
     If we were to incur a significant liability for which Targa were not fully insured, it could have a material impact on our combined financial position and results of operations. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur. Any event that interrupts the revenues generated by our combined operations, or which causes us to make significant expenditures not covered by insurance, could reduce our ability to meet our obligations under various agreements with our lenders. A portion of the insurance costs described above is allocated to us by Targa.

DOWNSTREAM ASSETS OF TARGA RESOURCES, INC.
INDEX TO FINANCIAL STATEMENTS

Combined Balance Sheets as of March 31, 2009 and December 31, 2008	1
Combined Statements of Operations for the three months ended March 31, 2009 and 2008	2
Combined Statements of Cash Flows for the three months ended March 31, 2009 and 2008	3
Notes to Combined Financial Statements	4

DOWNSTREAM ASSETS OF TARGA RESOURCES, INC.
COMBINED BALANCE SHEETS

	March 31,	December 31,
	2009	2008
	(Unaudited)
	(In thousands)
ASSETS (Collateral for Parent Debt — Note 4)
Current assets:
Cash and cash equivalents	$11,660	$13,540
Trade receivables, net of allowances of $1,992 and $2,207	173,759	177,782
Inventory	24,814	71,196
Other current assets	770	493

Total current assets	211,003	263,011

Property, plant and equipment, at cost	558,426	543,652
Accumulated depreciation	(74,838)	(68,933)

Property, plant and equipment, net	483,588	474,719

Investment in unconsolidated affiliate	18,586	18,465
Other assets	13	13

Total assets (collateral for Parent debt — Note 4)	$713,190	$756,208

LIABILITIES AND OWNERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$132,796	$130,096
Affiliate payables	57,175	39,522
Accrued liabilities	8,767	17,921

Total current liabilities	198,738	187,539

Long-term debt payable to Parent	788,739	773,883
Deferred income taxes	1,434	1,378
Asset retirement obligations	2,705	2,684
Owners’ equity (deficit):
Parent deficit	(292,406)	(223,368)
Noncontrolling interest in subsidiaries	13,980	14,092

Total owners’ deficit	(278,426)	(209,276)

Total liabilities and owners’ deficit	$713,190	$756,208

See notes to combined financial statements

1

DOWNSTREAM ASSETS OF TARGA RESOURCES, INC.
COMBINED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)
	(In thousands)

Revenues from third parties	$754,852	$1,763,192
Revenues from affiliates	5,859	6,603

Total operating revenues	760,711	1,769,795

Costs and expenses:
Product purchases from third parties	510,626	1,277,396
Product purchases from affiliates	186,009	421,395
Operating expenses from third parties	29,949	33,469
Operating expenses from affiliates	6,140	12,674
Depreciation and amortization expense	5,954	5,746
General and administrative expense	10,717	12,281
Gain on sale of assets	(6)	(4,352)

	749,389	1,758,609

Income from operations	11,322	11,186
Other income (expense):
Interest expense from affiliate	(14,856)	(14,772)
Other interest income, net	332	48
Equity in earnings of unconsolidated investment	121	1,084
Other	—	276

Loss before income taxes	(3,081)	(2,178)
Income tax expense:
Current	(154)	(146)
Deferred	(56)	(102)

	(210)	(248)

Net loss	(3,291)	(2,426)
Less: Net loss attributable to noncontrolling interest	(112)	(281)

Net loss attributable to Parent	$(3,179)	$(2,145)

See notes to combined financial statements

2

DOWNSTREAM ASSETS OF TARGA RESOURCES, INC.
COMBINED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)
	(In thousands)
Cash flows from operating activities
Net loss	$(3,291)	$(2,426)
Adjustments to reconcile net loss to net cash provided by operating activities:
Interest expense on affiliate indebtedness	14,856	14,772
Depreciation and amortization expense	5,954	5,746
Accretion of asset retirement obligations	21	19
Deferred income tax expense	56	102
Equity in earnings of unconsolidated investment	(121)	(1,084)
Distributions from unconsolidated investment	—	775
Gain on sale of assets	(6)	(4,352)
Changes in operating assets and liabilities:
Accounts receivable and other assets	3,746	211,959
Inventory	36,242	63,944
Accounts payable and other liabilities	11,939	(104,353)

Net cash provided by operating activities	69,396	185,102

Cash flows from investing activities
Additions of property, plant and equipment	(5,641)	(5,894)
Other	43	7

Net cash used in investing activities	(5,598)	(5,887)

Cash flows from financing activities
Distribution to Parent	(65,678)	(183,474)
Loan from Parent	—	924

Net cash used in financing activities	(65,678)	(182,550)

Net decrease in cash and cash equivalents	(1,880)	(3,335)
Cash and cash equivalents, beginning of period	13,540	13,348

Cash and cash equivalents, end of period	$11,660	$10,013

See notes to combined financial statements

3

DOWNSTREAM ASSETS OF TARGA RESOURCES, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)
Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.
Note 1—Organization and Basis of Presentation
     The unaudited combined financial statements of the Downstream Assets of Targa Resources, Inc. (“we”, “us”, “our” or “the Company”) include the accounts of substantially all of Targa Downstream LP (“Downstream LP”), a Delaware limited partnership formed on November 28, 2005 and Targa LSNG LP (“LSNG LP”), a Delaware limited partnership formed on March 1, 2006.
     Downstream LP and LSNG LP are indirect wholly-owned subsidiaries of Targa Resources, Inc. (“Targa” or “Parent”). Targa manages our operations and employs our officers and personnel (see Note 7).
     The unaudited combined financial statements have been prepared in conjunction with Targa Resources Partners LP’s (the “Partnership”) potential purchase from Targa of substantially all of Targa’s natural gas liquids business. Certain assets owned by Downstream LP have been excluded from the combined presentation because they will be retained by Targa.
     The unaudited combined financial statements are presented on a carve-out combined basis to include the historical operations of Downstream LP and LSNG LP (except for the excluded assets). In this context, no direct owner relationship existed among Downstream LP and LSNG LP. Accordingly, Targa’s net investment in us (“Parent investment”) is shown in lieu of partners’ capital in the unaudited combined financial statements.
     The unaudited combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The year-end balance sheet data was derived from audited financial statements. The unaudited combined financial statements for the three month periods ended March 31, 2009 and 2008 include all adjustments, both normal and recurring, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods. All significant intercompany balances and transactions have been eliminated. Transactions between us and other Targa operations have been identified in the unaudited combined financial statements as transactions between affiliates (see Note 7). Our financial results for the three months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2009. These unaudited combined financial statements and other information included herein should be read in conjunction with our audited combined financial statements and notes thereto for the year ended December 31, 2008.
     Throughout the periods covered by the combined financial statements, Targa has provided cash management services to the Company through a centralized treasury system. Transactions with affiliated entities that are not 100% owned by Targa are cash settled by the Company. The balances due to these non-100% owned affiliates are reflected in affiliate payables in the combined balance sheets. Also reflected in affiliate payables in the combined balance sheets are the amounts settled subsequent to month end between Targa and us for purchases and sales of natural gas and natural gas liquids (“commodity transactions”) in prior periods associated with the routine conduct of business with Targa subsidiaries. All other charges and cost allocations covered by the centralized treasury system (including operating expenses and general and administrative expenses) were deemed to have been paid to Targa in cash during the period in which the cost was recorded in the combined financial statements.
     Cash receipts advanced by Targa in excess/deficit of charges and cash allocations are reflected as contributions from/distributions to Parent in the combined statements of changes in owners’ equity (see Note 5). Consequently, we had a combined negative Parent investment balance of $292.4 million as of March 31, 2009. Despite the negative Parent investment balance, on a combined basis, the Company generated a positive operating margin of $28.0 million for the three months ended March 31, 2009. See Note 8.

4

     Noncontrolling interest in our unaudited combined balance sheets and statements of changes in owners’ equity represents the investment by a party other than Downstream LP in Cedar Bayou Fractionators, L.P. (“CBF”). Net loss attributable to noncontrolling interest in our unaudited combined statements of operations represents that party’s share of the net loss of CBF.
     Operations. We provide midstream energy services consisting of fractionating, storing, terminalling, transporting, distributing and marketing of natural gas liquids (“NGL”). Our business activities are separated into three segments: (a) Logistics Assets, (b) NGL Distribution and Marketing and (c) Wholesale Marketing. See Note 8.
     Our Logistics Assets segment is involved with gathering and storing mixed NGLs and fractionating, storing, and transporting of finished NGLs. These assets, which are generally connected to and supplied, in part, by Targa’s natural gas processing plants, are predominantly located in Mont Belvieu, Texas and West Louisiana.
     Our NGL Distribution and Marketing segment markets Targa’s natural gas liquids production and also purchases natural gas liquids products in selected United States markets. We also have the right to purchase or market substantially all of Chevron Corporation’s (“Chevron”) natural gas liquids pursuant to a Master Natural Gas Liquids Purchase Agreement.
Our Wholesale Marketing segment includes our refinery services business and wholesale propane marketing operations. In our refinery services business, we provide liquefied petroleum gas balancing services, purchasing natural gas liquids products from refinery customers and selling natural gas liquids products to various customers. Our wholesale propane marketing operations include the sale of propane and related logistics services to multi-state retailers, independent retailers and other end-users. Wholesale Marketing operates principally in the United States, and has a small marketing presence in Canada.
Note 2—Accounting Policies and Related Matters
Accounting Pronouncements Recently Adopted
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements and, accordingly, does not require any new fair value measurements. SFAS 157 was initially effective as of January 1, 2008, but in February 2008, FASB delayed the effective date for applying this standard to nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until periods beginning after November 15, 2008. We adopted SFAS 157 as of January 1, 2008 for assets and liabilities within its scope and the impact was not material to our financial statements. As of January 1, 2009, nonfinancial assets and nonfinancial liabilities were also required to be measured at fair value. The adoption of these additional provisions did not have a material impact on our financial statements.
     In December 2007, FASB issued SFAS 141R, “Business Combinations.” SFAS 141R requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed and requires the acquirer to disclose certain information related to the nature and financial effect of the business combination. SFAS 141R also establishes principles and requirements for how an acquirer recognizes any noncontrolling interest in the acquiree and the goodwill acquired in a business combination. SFAS 141R was effective on a prospective basis for business combinations for which the acquisition date is on or after January 1, 2009. For any business combination that takes place subsequent to January 1, 2009, SFAS 141R may have a material impact on our financial statements. The nature and extent of any such impact will depend upon the terms and conditions of the transaction.
     On April 1, 2009 FASB issued FSP FAS 141R-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Arise from Contingencies.” FSP FAS 141R-1 amends and clarifies SFAS 141R to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This FSP is effective for

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assets and liabilities arising from contingencies in business combinations for which the acquisition date is on or after January 1, 2009. We do not expect any material financial statement implications relating to our adoption of this FSP.
Accounting Pronouncements Recently Issued
     In May 2009, FASB issued SFAS 165, “Subsequent Events.” SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim and annual periods ended after June 15, 2009 and should be applied prospectively. We do not expect any material financial statement implications relating to our adoption of SFAS 165.
     In June 2009, FASB issued SFAS 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162.” SFAS 168 establishes the FASB Accounting Standards Codification (“Codification”) as the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. On the effective date, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative.
     Following SFAS 168, FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”). FASB will not consider ASUs as authoritative in their own right. They will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification.
     On June 30, 2009, FASB issued ASU 2009-1, “Topic 105—Generally Accepted Accounting Principles—amendments based on—Statement of Financial Accounting Standards No. 168—The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.” ASU 2009-1 amends the Codification for the issuance of SFAS 168.
     On June 30, 2009, FASB issued ASU 2009-2, “Omnibus Update—Amendments to Various Topics for Technical Corrections.” The technical corrections in ASU 2009-2 are not expected to impact our financial statements.
Note 3—Asset Retirement Obligations
     The changes in our aggregate asset retirement obligations are as follows:

Three Months Ended
March 31, 2009
Beginning of period	$2,684
Accretion expense	21

End of period	$2,705

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Note 4—Debt Obligations
     Our combined debt obligations consisted of the following at the dates indicated:

	March 31,	December 31,
	2009	2008
Targa Downstream LP:
Note payable to Parent, 10% fixed rate, due December 2011 (including accrued interest of $189,559 and $175,343)	$758,236	$744,020
Targa LSNG LP:
Note payable to Parent, 10% fixed rate, due December 2011 (including accrued interest of $4,921 and $4,281)	30,503	29,863

	$788,739	$773,883

     The stated 10% interest rate in the formal debt arrangements is not indicative of prevailing external rates of interest including that incurred under Targa’s credit facility which is secured by substantially all of our assets. On a pro forma basis, at prevailing interest rates the affiliated interest expense for the three months ended March 31, 2009 and 2008 would have been reduced by $2.2 million and $2.3 million. The pro forma interest expense adjustment has been calculated by applying the weighted average rate of 8.5% that Targa incurred under its credit facility to the affiliate debt balance for the periods indicated.
     Collateral for Parent Debt
     The assets of our 100% owned subsidiaries are pledged as collateral on substantially all of Targa’s debt.
Note 5—Statement of Changes in Owners’ Equity
     The following table reflects the reconciliation at the beginning and the end of the period of the carrying amount of owners’ equity, Parent investment and equity attributable to the noncontrolling interest:

	Parent	Noncontrolling
	Investment (Deficit)	Interest	Total
Balance, December 31, 2008	$(223,368)	$14,092	$(209,276)
Net loss	(3,179)	(112)	(3,291)
Other comprehensive loss:
Currency translation adjustment	(181)	—	(181)

Comprehensive loss	(3,360)	(112)	(3,472)

Distribution to Parent	(65,678)	—	(65,678)

Balance, March 31, 2009	$(292,406)	$13,980	$(278,426)

	Parent	Noncontrolling
	Investment (Deficit)	Interest	Total
Balance, December 31, 2007	$(13,352)	$13,518	$166
Net loss	(2,145)	(281)	(2,426)
Other comprehensive loss:
Currency translation adjustment	(342)	—	(342)

Comprehensive loss	(2,487)	(281)	(2,768)

Distribution to Parent	(183,474)	—	(183,474)

Balance, March 31, 2008	$(199,313)	$13,237	$(186,076)

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Note 6—Insurance Claims
     Certain of our Louisiana and Texas facilities sustained damage and had operations disruptions during the 2008 hurricane season from two Gulf Coast hurricanes—Gustav and Ike. As of December 31, 2008, we recorded a $4.8 million loss provision (net of estimated insurance reimbursements) related to the hurricanes. As of March 31, 2009, that estimate was unchanged.
     During the three months ended March 31, 2009, expenditures related to the hurricanes totaled $4.3 million, and we recognized $0.5 million of business interruption insurance revenue in our Wholesale Marketing segment. No proofs of loss were executed during the three months ended March 31, 2009 or 2008.
Note 7—Related-Party Transactions
Transactions with Targa
     Sales to and purchases from affiliates. We routinely conduct business with other subsidiaries of Targa. The related transactions result primarily from commodity transactions. The balances that are reflected in affiliate payables in the combined balance sheets are the amounts settled subsequent to month end between Targa and us for these commodity transactions in prior periods associated with the routine conduct of business with Targa subsidiaries. In addition, all of our expenditures are paid through our parent company resulting in intercompany transactions. Unlike sales transactions with third parties that settle in cash, settlement of these sales transactions occurs primarily through adjustments to Parent investment.
     Allocation of costs. The employees supporting our operations are employees of Targa. Our financial statements include costs allocated to us by Targa for centralized general and administrative services performed by them, as well as depreciation of assets utilized by Targa’s centralized general and administrative functions. Costs were allocated to us based on our proportionate share of Targa’s assets, revenues and employees. Costs allocated to us were based on identification of our resources which directly benefit us and our proportionate share of costs based on our estimated usage of shared resources and functions. All of the allocations are based on assumptions that management believes are reasonable; however, these allocations are not necessarily indicative of the costs and expenses that would have resulted if we had operated as a stand-alone entity. These allocations are not settled in cash. Settlement of these allocations occurs through adjustments to Parent investment.
     The following table summarizes, for the periods indicated, the sales to and purchases from affiliates of Targa, payments made or received by them on our behalf, and allocations of costs from Targa which are settled through an adjustment to Parent investment. Management believes these transactions were executed on fair and reasonable terms.

	Three Months Ended
	March 31,
	2009	2008
Cash
Sales to affiliates	$(5,859)	$(6,603)
Purchases from affiliates:
Included in product purchases	186,009	421,395
Included in operating expenses	6,140	12,674
Payments made to our Parent	(276,880)	(614,508)
Parent allocation of general and administrative expense	7,259	10,630
Net change in affiliate payable	17,653	(7,062)

	$(65,678)	$(183,474)

Loan from Parent	$—	$924

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     Centralized cash management. Targa operates a cash management system whereby excess cash from most of its various subsidiaries, held in separate bank accounts, is swept to a centralized account. Cash distributions are deemed to have occurred through Parent investment and are reflected as adjustments to Parent investment. Deemed net distributions of cash to Targa were $65.7 million and $183.5 million for the three months ended March 31, 2009 and 2008.
Transactions with Merrill Lynch
     An affiliate of Merrill Lynch holds a non-voting equity interest in Targa’s parent. We have executed NGL sales and purchase transactions on the spot market with Merrill Lynch Commodities Inc. (“MLCI”), an affiliate of Merrill Lynch. For the three months ended March 31, 2009 and 2008, sales to MLCI which were included in revenues totaled $0.4 million and nil. For the same periods, purchases from MLCI were $0.3 million and $0.4 million.
Transactions with GCF
     For the three months ended March 31, 2009 and 2008, transactions with GCF which were included in revenues were less than $0.1 million. For the same periods, transactions included in costs and expenses were $1.2 million and $1.3 million.
Note 8—Segment Information
     We evaluate segment performance based on the financial measure of operating margin. We define operating margin as total operating revenues less product purchases and operating expense. Operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. Operating margin is reviewed monthly for consistency and trend analysis.
     Eliminations and Other consists of the elimination of intersegment revenues and expenses.
     Our reportable segment information is shown in the following tables:

	Three Months Ended March 31, 2009
		NGL Distrib-
	Logistics	ution and	Wholesale	Eliminations
	Assets	Marketing	Marketing	and Other	Total
Revenues from third parties	$21,786	$467,357	$265,709	$—	$754,852
Revenues from affiliates	22,634	120,403	22,965	(160,143)	5,859

Revenues	44,420	587,760	288,674	(160,143)	760,711

Product purchases from third parties	—	349,781	160,845	—	510,626
Product purchases from affiliates	—	223,131	123,489	(160,611)	186,009

Product purchases	—	572,912	284,334	(160,611)	696,635

Operating expenses from third parties	29,639	299	11	—	29,949
Operating expenses from affiliates	5,672	—	—	468	6,140

Operating expenses	35,311	299	11	468	36,089

Operating margin	$9,109	$14,549	$4,329	$—	$27,987

Other financial information:
Equity in earnings of unconsolidated investments	$121	$—	$—	$—	$121
Unconsolidated investments	18,586	—	—	—	18,586
Capital expenditures	4,719	—	—	—	4,719
Revenues by type:
NGL sales	$—	$586,643	$287,881	$(137,510)	$737,014
Services	44,420	1,117	293	(22,633)	23,197
Business interruption/other	—	—	500	—	500

	$44,420	$587,760	$288,674	$(160,143)	$760,711

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	Three Months Ended March 31, 2008
		NGL Distrib-
	Logistics	ution and	Wholesale	Eliminations
	Assets	Marketing	Marketing	and Other	Total
Revenues from third parties	$20,818	$1,219,113	$523,261	$—	$1,763,192
Revenues from affiliates	30,336	200,504	20,086	(244,323)	6,603

Revenues	51,154	1,419,617	543,347	(244,323)	1,769,795

Product purchases from third parties	—	944,386	333,010	—	1,277,396
Product purchases from affiliates	—	466,429	200,732	(245,766)	421,395

Product purchases	—	1,410,815	533,742	(245,766)	1,698,791

Operating expenses from third parties	32,959	499	11	—	33,469
Operating expenses from affiliates	11,231	—	—	1,443	12,674

Operating expenses	44,190	499	11	1,443	46,143

Operating margin	$6,964	$8,303	$9,594	$—	$24,861

Other financial information:
Equity in earnings of unconsolidated investments	$1,084	$—	$—	$—	$1,084
Unconsolidated investments	19,547	—	—	—	19,547
Capital expenditures	5,920	—	—	—	5,920
Revenues by type:
NGL sales	$48	$1,418,841	$543,263	$(214,004)	$1,748,148
Services	51,106	776	84	(30,319)	21,647
Business interruption/other	—	—	—	—	—

	$51,154	$1,419,617	$543,347	$(244,323)	$1,769,795

     The following table is a reconciliation of operating margin to net income for each of the periods presented:

	Three Months Ended
	March 31,
	2009	2008
Reconciliation of operating margin to net loss:
Operating margin	$27,987	$24,861
Less:
Depreciation and amortization expense	(5,954)	(5,746)
Income tax expense	(210)	(248)
Other, net	127	5,712
Interest expense, net	(14,524)	(14,724)
General and administrative expense	(10,717)	(12,281)

Net loss	$(3,291)	$(2,426)

Note 9—Supplemental Cash Flow Information
      During the three months ended March 31, 2009, we had a noncash addition to property, plant and equipment of $10.1 million resulting from the reclassification from inventory of working NGL volumes in third-party owned facilities. During the three months ended March 31, 2008, we had a noncash addition to property, plant and equipment of $4.4 million resulting from a like-kind exchange transaction in which our basis in the exchanged property was zero.

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